                                                                      Exhibit 11

               DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                       Computation of Income per Share
                               (In thousands)
                                 (Unaudited)


The following table sets forth the computation of shares used in the calculation of income per share for the three and six months ended June 30, 1997 and 1996.




Average Shares Used in Income per Share Calculation:


                                   Three Months Ended        Six Months Ended
                                        June 30,                  June 30,
                                   ------------------        ----------------
                                     1997       1996           1997     1996
                                   -------    -------        --------  -------
 Weighted average
  shares outstanding
  during the period..............   117,363   116,040         117,344  115,927
 Common share equivalents
  outstanding:
  Options and warrants
    issued and
    contingently issuable........     5,735     3,843           5,710    3,915
  Assumed purchase of
    treasury shares..............    (3,797)   (1,390)         (3,813)  (1,400)
                                    -------    ------         -------  -------
 Weighted average shares
  used in calculation............   119,301   118,493         119,241  118,442
                                    =======   =======         =======  =======



Fully diluted income per share is not shown since the dilutive effect is less than three percent for the three and six months ended June 30, 1997 and 1996.